EXHIBIT 99.3
SECOND AMENDMENT TO STIPULATION AND ORDER
     THIS SECOND AMENDMENT TO STIPULATION AND ORDER (this “Amendment”) is made and entered into as of the 15th day of October, 2007, by and between David A. Siegel, David A. Siegel Revocable Trust, Central Florida Investments (collectively, the “Shareholders”) and Bluegreen Corporation, a Massachusetts corporation (the “Company”).
     WHEREAS, the Shareholders and the Company and its directors are parties to that certain Stipulation and Order, dated October 16, 2006, as amended by that certain Amendment to Stipulation and Order, dated May 21, 2007 (as so amended, the “Stipulation”), pursuant to which, among other things, the parties thereto settled in full the action among them which was then pending in the United States District Court for the Southern District of Florida;
     WHEREAS, since October 17, 2006, the Shareholders have disposed of 668,804 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) beneficially owned by them in accordance with the terms and conditions of the Stipulation and are, and have been at all times, in compliance with the terms and conditions of the Stipulation;
     WHEREAS, as of the date hereof, the Shareholders are the beneficial owners of 8,963,596 shares of Common Stock; and
     WHEREAS, the Shareholders and the Company desire to further amend the Stipulation so as to permit the Shareholders to sell all of their remaining holdings of the Common Stock over an extended period.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Amendment, the parties hereto agree as follows:
     1. Stipulation. The foregoing premises are true and correct and are incorporated by reference herein as an integral part of this Amendment. Capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Stipulation. Except as expressly amended by this Amendment, the Stipulation shall remain unchanged, and the Stipulation, as amended, shall be in full force and effect.
     2. Amendment. The first sentence of Section 1(a) of the Stipulation is hereby deleted in its entirety and is replaced by the following:
“The Shareholders shall (i) from October 16, 2006 through April 16, 2008, sell and fully divest their beneficial ownership in 1,112,000 shares of Common Stock, (ii) from April 17, 2008 through October 16, 2008, sell and fully divest their beneficial ownership in 4,260,198 shares of Common Stock, and (iii) from October 17, 2008 through October 16, 2009, sell and fully divest their beneficial ownership in all of their remaining holdings of Common Stock.”

     3. Rights Plan. The Shareholders and the Company acknowledge and agree that the provisions of Section 6 of the Stipulation shall again be implemented so as to amend the proviso of Section 1(a) of the Rights Plan to accommodate the amendment of Section 1(a) of the Stipulation made by this Amendment.
     4. Miscellaneous. This Amendment, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws. The captions of this Amendment are not part of the provisions hereof and shall have no force or effect. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
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IN WITNESS WHEREOF, the Company and the Shareholders have caused this Amendment to be executed on the date first above written.

BLUEGREEN CORPORATION
By:	/s/
	Name:	John M. Maloney, Jr.
	Title:	President and Chief Executive Officer

/s/
David A. Siegel

DAVID A. SIEGEL REVOCABLE TRUST
By:	/s/
	Name:	David A. Siegel
	Title:	Trustee

CENTRAL FLORIDA INVESTMENTS
By:	/s/
	Name:	David A. Siegel
	Title:	President

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